EXHIBIT 99.3

AMERICAN BACKGROUND INFORMATION
SERVICES, INC.
Unaudited Condensed Balance Sheet

September 30,
2004
ASSETS
Current Assets

Cash	$174,991
Trade receivables, less allowance for doubtful accounts of $56,110	1,768,523
Prepaid Expenses	95,286
Other Receivables	195

TOTAL Current Assets	2,038,995

Property and Equipment, net of accumulated depreciation	664,242

Deferred Taxes	50,852

Goodwill, net of accumulated amortization	2,543,085

Intangibles, net of accumulated amortization	12,550

Other Assets, security deposits	6,040

$5,315,764

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities

Accounts Payable, trade	$478,114
Accounts Payable, affiliate
Accrued Expenses	404,844
Notes Payable	734,117
Current maturities of long-term debt	406,838

Total Current Liabilities	2,023,913

Long-Term Debt, less current maturities	364,042

Stockholders’ Equity
Common stock, $1 par value; authorized 5,000 shares; issued and outstanding 5,000 shares	5,000
Additional paid-in capital	3,282,155
Accumulated deficit	(359,346)

Total stockholders’ equity	2,927,809

$5,315,764

AMERICAN BACKGROUND INFORMATION
SERVICES, INC.
Unaudited Condensed Statements of Operations

	For the Nine Months Ended
	September 30,
	2004	2003
Revenue	$8,341,584	$5,916,360

Cost of Sales	3,638,945	2,483,948

Gross Profit	4,702,639	3,432,412

General and administrative expenses	3,828,833	3,067,232

Operating income (loss)	873,806	365,180

Financial (expense), interest	(48,171)	(39,047)

Gain on disposal of assets	600	—

Income (loss) before provision for income taxes	826,235	326,133

Income tax benefit (expense)	(249,142)	(83,000)

Net income (loss)	$577,093	$243,133

Net income (loss) per common share	$115.42	$48.63

Weighted average common shares outstanding	5,000	5,000

AMERICAN BACKGROUND INFORMATION
SERVICES, INC.
Unaudited Condensed Statements of Cash Flows

	For the Nine Months Ended
	September 30,
	2004	2003
Cash Flows from Operating Activities
Net income from continuing operations	$577,093	$243,133
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	236,616	200,808
(Decrease) in allowance for doubtful accounts	(17,099)	(14,060)
Decrease in deferred tax asset/liability	244,369	83,001
Increase in security deposits	(5,940)	—
Changes in assets and liabilities:
(Increase) in accounts receivable	(710,084)	(91,213)
(Increase) decrease in prepaid expenses	13,097	(72,055)
Decrease in other receivables	108,527	80
Increase (decrease) in accounts payable	152,719	(28,887)
Increase in accrued expenses	70,725	232

Net cash provided by operating activities	670,023	321,039

Cash Flow from Investing Activities
Purchase of property and equipment	(238,712)	(127,715)
Purchase of intangible assets	(1,013,480)	(8,334)

Net cash (used in) investing activities	(1,252,192)	(136,049)

Cash Flow from Financing Activities
Net increase (decrease) in borrowings	682,121	(323,018)

Net increase (decrease) in cash	99,952	(138,028)

Cash
Beginning	75,038	201,530

Ending	$174,990	$63,502

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